th Floor K 1A2
TD Commercial National Accounts TD Tower, 66 Wellington Street West, 12th Floor Toronto, Ontario M5K 1A2 Telephone No.: 416-307-0235 Fax No.: 416 982 6076

May 9, 2022

RENIN CANADA CORP.

RENIN US LLC

110 Walker Drive

Brampton, Ontario

L6T 4H6

Attention: Mr. Philip Orsino, President and Chief Executive Officer

RE: Third Amendment to the Loan Agreement

Dear Mr. Orsino,

The following amending agreement (this "Third Amendment") amends the terms and conditions of the credit facilities (the "Facilities" or the “Credit Facilities”) provided to the Borrower pursuant to the Loan Agreement dated October 22, 2020 (the “Original Agreement”), as amended by a first amending agreement dated July 13, 2021 (the “First Amendment”) and a second amending agreement dated November 9, 2021 (the “Second Amendment”),  between the Bank and the Borrower (the Original Agreement as amended by the First Amendment and the Second Amendment being referred to herein as the “Loan Agreement”).

BORROWER

RENIN CANADA CORP.	("Borrower A" or "RENIN CA")
RENIN US LLC	("Borrower B" or "RENIN US")

GUARANTORS

RENIN HOLDINGS LLC	("Guarantor A" or "HOLDINGS")

LENDER	The Toronto-Dominion Bank (the "Bank", the "Lender", "TD" or "TD Bank"), through its Commercial National Accounts branch, in Toronto, Ontario.

CREDIT LIMIT

2 (A)	The Credit Limit for Facility 2 (A) is hereby deleted in its entirety and replaced with the following:

USD$26,250,000 «or its CAD$ Equivalent», as reduced pursuant to the section headed "Repayment and Reduction of Amount of Credit Facility", and as further reduced pursuant to the application of the proceeds of the Third Amendment Equity Injection (as defined herein) in accordance with the terms of this Agreement.

TYPE OF CREDIT

AND BORROWING

OPTIONS

1  (A) (B)

2(A)The availment or borrowing option for Facility 1 (A)(B) and for Facility 2 (A) in the form of “- London Interbank Offered Rate Loans in USD$ (“LIBOR Loans”)” is hereby deleted in its entirety and replaced in each case with the following:

“- Loans in USD$ at the Adjusted Term SOFR Rate (“Term SOFR Loans”)

In addition, the following limitation shall be added to the availments or borrowing options:

During the Modification Period (as hereinafter defined), B/As and Term SOFR Loans shall be limited to a term of no greater than ninety (90) days. After the Modification Period, B/As and Term SOFR Loans shall be available for such terms as may be advised in writing by the Bank.

INTEREST RATES

AND FEES

The first sentence and the table/chart presented under this section of the Loan Agreement is hereby amended to the extent necessary to read as follows:

1(A)(B)

2(A)Advances under the Facilities shall bear interest and shall be subject to fees as follows with "Leverages" based on the Total Leverage Ratio (as hereinafter defined) and reset with quarterly results as set forth in the Table below (the “TLR Table”).

Total Leverage Ratio	CAD Prime plus	USBR Plus	BA/Term SOFR Plus CSA** Plus	LC/LG Fee	Standby Fee
<2.50x	1.375%	1.000%	2.875%	2.875%	0.575%
>2.50x <3.00x	1.725%	1.250%	3.125%	3.125%	0.625%
>3.00x	1.875%	1.500%	3.375%	3.375%	0.675%

Modification Pricing	3.375%	3.000%	4.875%	4.875%	0.975%

Default Pricing	3.875%	3.500%	5.375%	5.375%	1.075%

** ”CSA”  or “Credit Spread Adjustment” or “Term SOFR Adjustment” means, for any calculation with respect to a Term SOFR Loan, a percentage per annum as set forth below for the applicable Interest Period therefor:

Interest Period	Adjustment
One (1) Month	10 bps or such other amount written notice of which is given by the Bank to the Borrowers
Three (3) Months	15 bps or such other amount written notice of which is given by the Bank to the Borrowers

Six (6) Months	25 bps or such other amount written notice of which is given by the Bank to the Borrowers

For clarity, the CSA is a permanent adjustment that applies at all times to Term SOFR Loans made before, during and after the Modification Period.

At all times (other than during the Modification Period) the applicable row or tier based upon the Total Leverage Ratio in the TLR Table shall apply and be used to determine such interest and fees.

At all times during the Modification Period,  the row or tier named “Modification Pricing” in the TLR Table shall apply and be used to determine such interest and fees.

“Modification Period” means the period commencing on the Third Amendment Effective Date and ending on the later of (i) December 31, 2022, and (ii) the date upon which the Renin Group demonstrates compliance with a Total Leverage Ratio of <3.00x and a FCCR of >1.1x, each on a trailing twelve month Consolidated Adjusted EBITDA basis, as evidenced and demonstrated by an accompanying completed and executed compliance certificate delivered by the Borrowers to the Bank, and which certificate is confirmed in writing to be satisfactory by the Bank.

AMENDMENT

FEE

A one-time non-refundable fee of USD$35,000 shall be paid the Bank upon execution of this Third Amendment (the “Third Amendment Fee”).

EQUITY

INJECTIONA new section called “EQUITY INJECTION” shall be added to the Loan Agreement with the following terms:

“The Borrowers and Holdings shall cause BBX Capital, Inc. to make an equity injection into the Borrowers or Holdings in an aggregate amount of not less than USD $13,500,000 (the “Third Amendment Equity Injection”).  The Third Amendment Equity Injection may be made by way of (i) one or more subscriptions by BBX Capital, Inc. for additional equity interests of the Borrowers or Holdings provided such equity interests are added to and pledged to the Bank under the BBX Pledge Agreement, or (ii) one or more postponed and subordinated unsecured shareholder loans made by BBX Capital, Inc. to the Borrowers or Holdings (collectively, the “Subordinated Shareholder Loans”) provided that (x) each such loan is made on terms satisfactory to and approved by the Bank in its sole discretion including that each such loan has  no scheduled principal payments, permits only payment in kind interest (“PIK Interest”) unless expressly allowed under the Negative Covenant relating to Distributions set out below or the Bank agrees otherwise,  and has a maturity date no earlier than six (6) months after the Maturity Date of the Credit Facilities under the Original Agreement, (y) each such loan is only advanced pursuant to the terms of an Approved Promissory Note (as hereinafter defined), and (z) BBX Capital executes and delivers to the Bank a subordination, assignment and postponement agreement in favour of the Bank in respect of the Subordinated Shareholder Loans, all in form and on terms satisfactory to and approved by the Bank, providing for an indefinite enforcement standstill, payment standstill, full subordination and such other terms as the Bank may require in its sole discretion (the “BBX Subordination Agreement”).  Upon its execution and delivery, the BBX Subordination Agreement shall form part of the Bank Security (as defined in the Loan Agreement) and the “Security” Section shall be deemed to have been amended accordingly.

The proceeds of the Third Amendment Equity Injection shall be applied by the Borrowers and Holdings as follows:

(a) a USD $10,000,000 portion of the Third Amendment Equity Injection (“Tranche 1”) shall be applied on account of the outstanding principal balance of Facility 2 as a permanent reduction of such term loan and the Credit Limit of Facility 2; and

(b) a USD $3,500,000 portion of the Third Amendment Equity Injection (“Tranche 2”) shall be injected into the Borrowers for their working capital purposes.

The initial installment of USD $5,000,000 under Tranche 1 (the “Closing Installment”) shall be injected on or before the closing of the Third Amendment, and applied as a partial repayment of the outstanding principal amount of Facility 2 as a permanent reduction of such term loan and the Credit Limit of Facility 2.  The remaining installment of USD $5,000,000 under Tranche 1 shall be injected no later than May 31, 2022, and applied as set out above.  The full amount of Tranche 2 will be injected on or before the closing of the Third Amendment.

For clarity, the Third Amendment Equity Injection shall be an amount in addition to the USD$5,000,000 Equity Injection under the Original Agreement, and the USD$10,000,000 Second Amendment Equity Injection and the Supplier Settlement Equity Injection provided under the Second Amendment.”

REPAYMENT             The following paragraph shall be added to the Repayment Section after the addition made to such Section in the Second Amendment:

“In addition to the Scheduled Repayments under Facility 2, the Borrowers shall pay to the Bank forthwith, following their receipt, the Closing Installment and the remainder of Tranche 1, and such amounts shall be applied on account of the outstanding principal balance of Facility 2, each as a permanent reduction of such term loan and the Credit Limit of Facility 2. Each such application shall be made firstly to reduce the final bullet payment due on the Maturity Date of Facility 2 and then to the remaining Scheduled Repayments in inverse order of their maturity.

For greater clarity, the Borrowers shall continue to be required to make all other Scheduled Repayments due under Facility 2 on their respective due dates and in their respective amounts set out in this Agreement notwithstanding the repayment of Tranche 1.”

DISBURSEMENT

CONDITIONS           Unless otherwise indicated or agreed upon with the Bank, the obligation of the Bank to permit any drawdown under the Loan Agreement as amended by this Third Amendment shall only become effective upon the later to occur of (x) the Third Amendment Effective Date, and (y) the date upon which the Standard Disbursement Conditions contained in Schedule "A" to the Loan Agreement and the following additional Disbursement Conditions have been satisfied in the sole discretion of the Bank:

a)

Execution and delivery of this Third Amendment by the Borrowers and Holdings, and execution and delivery of an acknowledgment by BBX Capital, Inc. (“BBX”) at the end of this Third Amendment, where such acknowledgment includes an express covenant from BBX to make and complete the Third Amendment Equity Injection on the terms set out herein, and to deliver such other documents relating thereto as are contemplated hereunder;
b)

Receipt of written confirmation satisfactory to the Bank that each of  the USD $5,000,000 Closing Installment of Tranche 1, and the full amount of Tranche 2, has been funded and completed as contemplated in this Third Amendment, all in form and content satisfactory to the Bank;

c)

Execution and delivery of the BBX Subordination Agreement and/or an amendment to the BBX Pledge to address any additional equity interests that may arise by virtue of the Third Amendment Equity Injection;

d)

Receipt of revised financial projections for the remainder of the fiscal year ending December 31, 2022 reflecting the Third Amendment Equity Injection and accompanying calculation of all Financial Covenants on a pro forma basis, each in form and content satisfactory to the Bank;

e)

Receipt of a compliance certificate reflecting the calculation of all Financial Covenants on a pro forma basis, and confirming compliance with all other representations, warranties and covenants, all in form and content satisfactory to the Bank;

f)	Receipt of an officer’s certificate of the Borrowers confirming that no material adverse change shall have occurred, and no default or Event of Default shall have occurred;
g)

Payment of the one-time Third Amendment Fee to the Bank and the legal fees, disbursements and applicable taxes of the Bank’s legal counsel in connection with the preparation and closing of this Third Amendment; and

h)	All security documentation shall have been updated or refreshed as may be required to contemplate the terms proposed in this Third Amendment (including the transition from US LIBOR to Term SOFR).

In addition, the Borrowers and Holdings undertake to deliver to the Bank, within 45 days of the date hereof, updated officer's certificates and resolutions of the directors, shareholders and/or members of the Borrowers, Holdings and BBX, as applicable, ratifying the execution and delivery of this Third Amendment, the acknowledgment of BBX to this Third Amendment and the BBX Subordination Agreement, all in form reasonably satisfactory to the Bank, and supported by opinions of the respective counsel to the Borrowers, Holdings and BBX.  Such officer’s certificates, resolutions and opinions shall be in substantially the same form as were delivered to the Bank by the Borrowers, Holdings and BBX on the original closing of the Original Agreement.

REPORTING

COVENANTS

Reporting Covenants shall be amended to delete each of Reporting Covenants 6) and 9) in its entirety and replace each with the text set out below, and to add the following as an additional Reporting Covenant 10):

6)Quarterly management prepared consolidated financial statements for Holdings (including balance sheet, income statement and cash flow statement) to be provided within 45 days of each quarter end.  Quarterly financial statements must reflect fiscal year to date results and rolling four quarter results, and must be accompanied by a quarterly compliance certificate with detailed covenant calculation reconciliations confirming compliance with all quarterly financial covenants and be presented to the Bank in the form of Schedule C attached to the Third Amendment (the “Quarterly Compliance Certificate”).

9)Monthly management prepared consolidated financial statements for Holdings, together with revised pro-forma projections for the remainder of the fiscal year, broken out by month, to be provided within 25 days of each month-end beginning with the November 30, 2021 month-end and continuing until the end of the Modification Period. Such monthly financial statements shall be accompanied by the delivery of a monthly compliance certificate confirming compliance with the Min. EBITDA Test and presented to the Bank in the form of Schedule D attached to the Third Amendment (the “Monthly Compliance Certificate”).

10)  Rolling 13-week cash flow forecast for the Borrowers in form satisfactory to the Bank, updated monthly, and to be provided within 25 days of each month end commencing May 25, 2022 contemporaneously with the monthly reporting items set out in paragraph 9) immediately above.

The provisions of Schedule C Quarterly Compliance Certificate and Schedule D Monthly Compliance Certificate shall be added to the Agreement and form part of the Agreement.

NEGATIVE

COVENANTS

Section 1) of the Negative Covenants is hereby deleted in its entirety and replaced with the following:

1)

Make any Distributions* during the Modification Period (as defined herein).  Any interest accruing in respect of any portion of the Third Amendment Equity Injection made by way of Subordinated Shareholder Loans shall be in the form of PIK Interest only, and no cash payment of such interest may be made.

Notwithstanding the above prohibition on Distributions during the Modification Period, the Bank will permit a one-time cash Distribution not exceeding USD $3,500,000 by Holdings to BBX so as to facilitate a restructuring of Tranche 2 from cash equity to Subordinated Shareholder Loans (the “Restructuring Distribution”) provided that (i) there is an immediate re-injection by BBX into the Borrowers or Holdings of an amount equal to the Restructuring Distribution by way of Subordinated Shareholder Loans (the “Re-Injection”), (ii) no further default or Event of Default has occurred and is continuing immediately prior to the Restructuring Distribution, and no default or Event of Default will occur at the time immediately following the Restructuring Distribution as a result of the payment of such Restructuring Distribution,  (iii) the Borrowers and Holdings advise the Bank in writing when such Restructuring Distribution will occur and provide satisfactory written evidence to the Bank of the making of the Restructuring Distribution and the Re-Injection, and (iv) the BBX Subordination Agreement has been delivered to the Bank in respect of the Re-Injection.  Provided that the Restructuring

Distribution is completed in conjunction with the Re-Injection in accordance with the terms of the Third Amendment, the Restructuring Distribution shall be excluded from Distributions included in the FCCR.

Following the completion of the Modification Period, Distributions are permitted provided: (i) no default or Event of Default has occurred and is continuing immediately prior to the Distribution, and no default or Event of Default will occur at the time immediately following the Distribution as a result of the payment of such Distribution;  and (ii) the Total Leverage Ratio remains <2.75x immediately prior to the Distribution and at the time immediately following the Distribution, calculated based upon the Renin Group and tested quarterly on a rolling four quarter basis based on historical trailing twelve month Consolidated Adjusted EBITDA in all testing periods.  For greater clarity, following the completion of the Modification Period and the continued satisfaction of the two provisos above,  (x) cash payments in respect of any interest accruing and payable in respect of any portion of the Third Amendment Equity Injection made by way of Subordinated Shareholder Loans at an interest rate not exceeding 10% per annum shall be permitted but any such interest accruing and payable at an interest rate in excess of 10% shall strictly be in the form of PIK Interest only, (y) no prepayments of principal or interest (in excess of such 10%) on account of the Subordinated Shareholder Loans may be made prior to its maturity or due date, and (x) no payments of fees and expense reimbursements or any other amount on account of the Subordinated Shareholder Loans may be made without the prior written approval of the Bank.

*  “Distributions” are defined as dividends, share redemptions, any and all repayments or prepayments on account of or in respect of Subordinated Shareholder Loans (including, principal, interest, fees, and expense reimbursements), other shareholder or related party loans, and advances to shareholders or related parties.

“Negative Covenants” are further amended by adding the following negative covenant as a new item 9):

9) Enter into, execute or deliver any loan agreement, credit agreement, promissory note or other debt instrument in respect of any Subordinated Shareholder Loan without the prior written consent of the Bank and the Bank’s written approval of its terms and provisions (an “Approved Promissory Note”), which terms must limit scheduled payments as contemplated by the Third Amendment, limit cash interest and PIK interest as described herein and provide for a maturity date no earlier than six months following the Maturity Date of the Loan Agreement.   The Borrowers and the Guarantor shall not amend, restate, modify, supplement, renew or replace the terms of any Approved Promissory Note without the prior written consent of the Bank.

POSITIVE

COVENANTS

The following shall be added as new Sections 5) and 6) to the Positive Covenants:

5)Cause BBX to make the Third Amendment Equity Injection to the Borrowers and Holdings, remit the proceeds of the Closing Installment and the remainder of Tranche 1 to the Bank forthwith following their receipt in accordance with the terms of this Agreement and direct the Bank to apply such proceeds against the principal amount of Facility 2 in accordance with the terms hereof.  The Borrowers shall apply the proceeds of Tranche 2 for their working capital purposes only and for no other purposes.

6) Provide the Bank with written confirmation (all in form satisfactory to the Bank) of the injection of the remaining portion of Tranche 1 (after the Closing Installment) on or before May 31, 2022, and of the Reinjection of the full amount of Tranche 2 forthwith following the making of it.

EVENTS OF

DEFAULT

Events of Default is hereby amended to add the following as additional Events of Default after item 1):

2)The Borrowers, Holdings and BBX fail to make all or any portion of the Third Amendment Equity Injection (including, without limitation, the Closing Installment, Tranche 1 and Tranche 2)  or the Re-Injection in the amounts, on the dates and at the times required hereunder; and

3)  The Borrowers, Holdings and BBX fail to remit and apply all or any portion of the Third Amendment Equity Injection (including, without limitation, the Closing Installment, Tranche 1 and Tranche 2) or the Re-Injection in the manner and amounts, dates and at the times required hereunder.

No cure period shall be applicable to such additional Events of Default.

FINANCIAL

COVENANTS         The introductory sentence to the numbered Financial Covenants, “The Borrowers and the Renin Group agree that at all times:” shall be deleted in its entirety and shall be replaced by the following paragraph:

“The Borrowers and the Renin Group acknowledge and agree that all Financial Covenants and ratios are required to be maintained at all times during any financial or fiscal period that may be specified therein, even though the Financial Covenant or ratio is only measured, tested or calculated at the end of such financial or fiscal period.  In furtherance thereof, the Borrowers and the Renin Group agree that at all times:”

In addition, Financial Covenant 1) in respect of the Total Leverage Ratio is hereby deleted in its entirety and replaced with the following:

1)

Its maximum Total Funded Debt to Consolidated Adjusted EBITDA Ratio ("Total Leverage Ratio") of the Renin Group shall not exceed 4.00x   beginning on December 31, 2022 and at all times thereafter up to and including March 31, 2023, stepping down to not exceed:

•	3.00x beginning on April 1, 2023 and all times thereafter until the Maturity Date.

The Total Leverage Ratio is to be calculated based upon the Renin Group and tested monthly on a trailing twelve-month basis beginning on December 31, 2022 and at all times thereafter.

.

Subject to the satisfaction of, and the Borrowers’ compliance with, the terms and conditions of the Third Amendment, the Bank confirms that compliance by the Borrowers with the Total Leverage Ratio for the fiscal quarters ending March 31, 2022, June 30, 2022 and September 30, 2022, and for the stub period from October 1, 2022 to and including December 30, 2022, as required under the Loan Agreement has been waived.

“Total Funded Debt” is defined as all debts and liabilities for borrowed money including liabilities in respect of Prime Based Loans, B/As,  USBR Loans, Term SOFR Loans,  Letters of Credit, Letters of Guarantee, capital leases, and contingent guarantees.  For greater clarity, any portion of the Third Amendment Equity Injection made by way of Subordinated Shareholder Loans shall be excluded from Total Funded Debt provided BBX has executed and delivered to the Bank the BBX Subordination Agreement and it remains in full force and effect, and BBX maintains compliance with the terms thereof.

“Consolidated Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, plus/(minus) extraordinary losses/(gains), non-cash losses/(gains), plus the following:

a)	Unrealized cost synergies expected to be realized within 24 months from closing (to be reasonably identifiable and factually supportable) up to USD $2,800,000;
b)

One-time non-recurring and identifiable expenses in connection with the restructuring costs and severance costs due to the shift of certain operations from the Montreal, QC facility to the Tupelo, MS facility;

c)

To the extent that Renin Group has expensed the Supplier Settlement Amount on its consolidated income statement and has paid such amount in cash, a one-time addback in an amount equal to the lesser of: (i) the Supplier Settlement Amount, and (ii) USD$4,000,000 is permitted, subject to the Bank’s receipt, each in form satisfactory to it, of the following: (x) written evidence of the payment of the Supplier Settlement Amount and the terms and conditions upon which it was paid; and (y) written evidence of the Supplier Settlement Equity Injection having been funded and completed by the shareholders into Renin Corp. in an amount not less than the Supplier Settlement Amount;

d)

One-time non-recurring and identifiable reasonable costs related to  restructuring and cost savings initiatives as contemplated in the Borrowers’  updated forecasted financial results provided to the Bank on April 27, 2022, including costs related to the departure of the Chief Executive Officer of the Borrowers, Joseph Ruffo, in the first quarter of the Borrowers' 2022 fiscal year, in each case as may be acceptable to the Bank.

Note the aggregate of (a), (b) and (d) is not to exceed 25% of Consolidated Adjusted EBITDA for such period.

In this Second Amendment,  “Supplier Settlement Amount” means the amount  paid by the Renin Group, if any, to a certain supplier to settle their respective air freight and other claims against each other under the terms of a settlement arrangement reached between them, and “Supplier Settlement Equity Injection” means any equity injections made by the shareholders into the Renin Group (other than Renin UK Corp.) after August 31, 2021 to fund the Supplier Settlement Amount.

For greater clarity, all Financial Covenant Relief Modifications as established under the Second Amendment shall have no further force or effect.

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Financial Covenant 2) in respect of the minimum FCCR is hereby deleted in its entirety and replaced with the following:

“2)  A minimum Fixed Charge Coverage Ratio (“FCCR”) of not less than 1.10x is to be maintained at all times by the Renin Group beginning December 31, 2022 and all times thereafter until the Maturity Date.

The FCCR shall be calculated based on the consolidated financial results of the Renin Group tested quarterly on a rolling four quarter basis based on historical trailing twelve month Consolidated Adjusted EBITDA in all testing periods.

FCCR is defined as:

(Consolidated Adjusted EBITDA - Cash Taxes - Unfinanced Capex – Distributions) / Scheduled Principal + Interest

Unless the Bank otherwise agrees, Unfinanced Capex shall be calculated as total capital expenditures net of long-term debt advanced in support of such expenditures and proceeds from the sale of fixed assets.

Subject to the satisfaction of, and the Borrowers’ compliance with, the terms and conditions of this Third Amendment, the Bank confirms that compliance by the Borrowers with the FCCR for the fiscal quarters ending March 31, 2022, June 30, 2022 and September 30, 2022, and for the stub period from October 1, 2022 to and including December 30, 2022, as required under the Loan Agreement has been waived.

Provided that the Restructuring Distribution is completed in conjunction with the Re-Injection in accordance with the terms of the Third Amendment, the Restructuring Distribution shall be excluded from Distributions included in the FCCR.”

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Financial Covenant 3) in respect of the Min. EBITDA Test is hereby deleted in its entirety and replaced with the following:

“3) Beginning with the month ended April 30, 2022, its minimum Consolidated Adjusted EBITDA (the "Min. EBITDA Test") shall be tested on a building monthly basis.  The Min. EBITDA Test shall be calculated based on 90% of the forecasted Consolidated Adjusted EBITDA as provided under the updated forecasted financial results provide to the Bank on April 25, 2022.  On such basis of calculation and after factoring in such permitted deviation, the Renin Group shall achieve a minimum Consolidated Adjusted EBITDA for each period set out below of not be less than the figure presented below for that period:

•	For the six-month period ending April 30, 2022: USD$1,765,053
•	For the seven-month period ending May 31, 2022: USD$2,315,744
•	For the eight-month period ending June 30, 2022: USD$3,149,541
•	For the nine-month period ending July 31, 2022: USD$4,132,354
•	For the ten-month period ending August 31, 2022: USD$4,953,077
•	For the eleven-month period ending September 30, 2022: USD$6,282,341
•	For the twelve-month period ending October 31, 2022: USD$7,572,119
•	For the twelve-month period ending November 30, 2022: USD$7,699,545
•	For the twelve-month period ending December 31, 2022: USD$8,180,511

Subject to the satisfaction of, and the Borrowers’ compliance with, the terms and conditions of the Third Amendment, the Bank confirms that the reported breach of the Min. EBITDA Test for the three-month period ending January 31, 2022,  for the four-month period ending February 28, 2022 and for the five-month period ending March 31, 2022 has been waived.

The Min. EBITDA Test will remain applicable up to and including the fiscal quarter ending December 31, 2022.  The Min. EBITDA Test will no longer apply beginning January 1, 2023 provided all other financial covenants remain onside up to and including that date, and no other default or Event of Default shall occur prior to January 1, 2023.  However, if such proviso is not achieved, the Min. EBITDA Test shall remain in place at such levels as may be determined by TD and notified to the Borrowers without prejudice to TD’s rights in respect of any such non-compliance, default or Event of Default.”

OPT OUT RE

FINANCIAL

COVENANT

MODIFICATIONS

The Section called “Opt Out Re Financial Covenant Modifications” established under the Second Amendment is hereby deleted in its entirety.  For greater clarity, the Modification Period Opt Out as established under the Second Amendment shall have no further force or effect.

NOTICE

The address of the Bank for Notice under the Loan Agreement is hereby deleted in its entirety and replaced with the following:

In the case of the Lender, to:

The Toronto-Dominion Bank

TD Commercial Banking

TD Commercial National Accounts

TD Tower, 66 Wellington Street West, 12th Floor

Toronto, Ontario

M5K 1A2

Attention:  Devon Parkes, Director, National Accounts

Email:  Devon.parkes@td.com

With a copy to:

Gowling WLG (Canada) LLP

1 Main Street West

Hamilton, Ontario

L8P 4Z5

Attention:  Matthijs van Gaalen

Email:  Matthijs.vangaalen@gowlingwlg.com

The address of the Borrowers for Notice under the Loan Agreement is hereby deleted in its entirety and replaced with the following:

In the case of the Borrowers,  a single notice to:

Renin Canada Corp.

110 Walker Drive

Brampton, Ontario

L6T 4H6

Attention: Mr. Philip Orsino, President and Chief Executive Officer

Email:  Philip.orsino@renin.com

For clarity, all remaining portions of the “Notice” Section, including the notices to be provided by the Bank to BBX, remain in full force and effect.

REPLACEMENT OF

LIBOR WITH

TERM SOFR

The parties acknowledge that the provisions of the “LIBOR Discontinuation” Section in the Loan Agreement have become effective.  The Borrowers and Holdings acknowledge that Term SOFR is the LIBOR Successor Rate under that Section such that LIBOR Loans are no longer an availment under the Credit Facilities and have been replaced by Term SOFR Loans.  All references to LIBOR, LIBOR Loans and other related terms in the Loan Agreement shall have no further force or effect.

The following defined terms shall be added to the Agreement to give effect to the foregoing:

““Adjusted Term SOFR” means, for a particular Interest Period, the interest rate per annum, calculated on the basis of a 360-day year, which is equal to (a) the Term SOFR for such Interest Period plus (b) the applicable CSA or Term SOFR Adjustment; provided that if the Adjusted Term SOFR as so determined shall ever be less than zero (0), then the Adjusted Term SOFR shall be deemed to be zero (0).

“CSA” or “Credit Spread Adjustment” or “Term SOFR Adjustment” has the meaning given to such terms in the “Interest Rates and Fees” Section of the Third Amendment.

“Floor” means a rate of interest equal to 0.00%.

“Interest Payment Date” means in respect of a Term SOFR Loan, the last day of the Interest Period applicable to the borrowing of which such loan is a part and, in the case of a Term SOFR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date of such loan or borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or such longer or shorter period as may be agreed by the Bank, in each case, subject to the availability thereof), as specified in the applicable drawdown notice; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest

Period, (c) no Interest Period shall extend beyond any maturity date applicable to the Credit Facility under which such Term SOFR Loans have been made and (d) no Interest Period that has been removed from this definition pursuant to Section 2 of Schedule E shall be available for specification in such drawdown notice.  For purposes hereof, the date of a Term SOFR initially shall be the date on which such Term SOFR Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Term SOFR Loan.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR Loan” means a Loan in US Dollars made by the Bank to any Borrower on which the interest rate is calculated with reference to Adjusted Term SOFR.

“Term SOFR” means, for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided  that, if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Interest Rate on Term SOFR Loans.  Interest shall accrue from day to day from the date of each Term SOFR Loan is made under the Credit Facilities.  The Borrowers shall be liable for and pay interest to the Bank on Term SOFR Loans advanced under the Credit Facilities, both before and after demand, default and judgment, at an interest rate per annum equal to the Adjusted Term SOFR for the Interest Period chosen in any drawdown notice therefor plus the margin applicable to Term SOFR Loans based upon the Borrowers’ Total Leverage Ratio as set out in the Table under the “Interest Rate and Fees” Section of this Agreement.  The rates for SOFR, Term SOFR and Adjusted Term SOFR shall be determined by the Bank, and such determination shall be conclusive absent manifest error.

Interest Calculation – Term SOFR Loans. Interest on each Term SOFR Loan based on the principal amount of such Term SOFR Loan and on the number of days in the applicable Interest Period shall be paid in US Dollars to the Bank on each Interest Payment Date applicable to such Term SOFR Loan. Such interest shall accrue on a daily basis on the principal amount of such Term SOFR Loan remaining unpaid and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.

Additional Terms Applicable to Term SOFR Loans.  The provisions of Schedule E to this Agreement shall be added to, and form part of, this Agreement and shall apply  to all Term SOFR Loans made under this Agreement.

Schedule A General Terms Applicable to Term SOFR Loans.  In addition to the foregoing, the provisions of:

(i) Section 3 and 11 of Schedule A (Standard Terms and Conditions) of this Agreement (including those relating to or applicable to Market Unavailability) applicable to LIBOR Loans, and

(ii) the provisions of the “Drawdown” Section of this Agreement applicable to LIBOR Loans,

shall apply equally to Term SOFR Loans with all necessary adjustments as the Bank may determine to be necessary or appropriate.”

Unless otherwise stated, the amendments outlined above in this Third Amendment are in addition to the Terms and Conditions of the existing Loan Agreement. All other terms and conditions of the Loan Agreement remain unchanged and in full force and effect.

We ask that the Borrowers sign and return the attached duplicate copy of this Third Amendment to the Bank on or before 5:00 p.m. (Toronto time) on May 9, 2021.

The later of (i) the date of signature and delivery by the Borrowers,  Holdings and BBX of this Third Amendment,  and (ii) the date upon which the Disbursement Conditions hereunder are either met or waived by the Bank, shall be the date under which the amendments contained herein will come into force (the “Third Amendment Effective Date”). The Loan Agreement shall be deemed to be amended to include the defined terms “Third Amendment”,  “Third Amendment Effective Date”, “Modification Period” and other defined terms created herein, and to delete the terms “Modification Period Opt Out”, “Modification Period Opt Out Date”, “Financial Covenant Relief Modifications”, “Opt Out Notice” and “Opt Out Compliance Certificate” as defined herein.

ACCURACY OF

INFORMATION

The Borrower hereby represents and warrants that all information that it has provided to the Bank is accurate and complete respecting, where applicable:

(i)	The names of the Borrower's directors and the names and addresses of the Borrower's beneficial owners;
(ii)	The names and addresses of the Borrower's trustees, known beneficiaries and/or settlors; and
(iii)	The Borrower's ownership, control and structure.

The Borrower will provide, or cause to be provided, such updated information and/or additional supporting information as the Bank may require from time to time with respect to any or all the matters in the Borrower's foregoing representation and warranty.

The Borrower confirms that there has been no change to any of the above information provided to the Bank since November 9, 2021.

By executing this Third Amendment, the Borrowers further confirm (i) all representations and warranties made under the Loan Agreement continue to be true as of the date of this Third Amendment, (ii) no default of Event of Default has occurred and is continuing as of the date of this Third Amendment (other than those defaults waived herein) and that there has been no material adverse change in the property, assets, financial condition, business or operations of the Borrowers since November 9, 2021, (iii) there have been no amendments to its articles and by-laws or any unanimous shareholders agreement since November 9, 2021 and (iv) the entry into, execution and delivery of this Third Amendment has been duly authorized by resolutions of its board of directors and shareholders, if applicable, and all other necessary corporate action.

RECONFIRMATION OF

SECURITY AND GUARANTEES

The Borrowers and all Guarantors acknowledge and confirm that all security and guarantees granted or continued under the Loan Agreement shall continue to support the repayment and performance of all present and future indebtedness and liability of the Borrowers and the grantor of the security or guarantee to the Bank under the Loan Agreement as amended by this Third Amendment.      BBX acknowledges and confirms that the BBX Pledge Agreement remains in full force and effect, and that all references to “Obligations” and to “Pledgor’s Obligations” in the BBX Pledge Agreement include on a non-recourse basis all present and future indebtedness and liability of the Borrowers and BBX, as applicable, to the Bank under the Loan Agreement as amended by this Third Amendment.  Each of the share pledge agreement executed by Renin Holdings LLC and the BBX Pledge Agreement shall be deemed to be amended to the extent necessary so as to extend to any membership interests, shares, units or other equity interests evidencing the Third Amendment Equity Injection and any other equity injections (in each case whether certificated or uncertificated) until such time as those amounts are repaid from permitted Distributions made in accordance with the Negative Covenants as amended under this Third Amendment.  Any original share certificates issued to evidence the Third Amendment Equity Injection and any other equity injections shall, upon their issuance, be delivered to the Bank together with corresponding stock transfer powers of attorney executed by the applicable shareholder in blank for transfer.

GENERAL

This Third Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  This Third Amendment may be executed in any number of counterparts, including by PDF counterparts and other electronic means, with each such PDF or electronic counterpart being equally effective as if executed by original wet ink signature.  In the event of a conflict between the terms of this Third Amendment and the terms of the Loan Agreement, the terms of the Third Amendment shall prevail and govern.

Yours truly,

THE TORONTO-DOMINION BANK

By , National Accounts
By: /s/ Devon Parkes Devon Parkes Director, National Accounts	By: /s/ Maurice Moffett Maurice Moffett Associate Vice President, National Accounts

TO THE TORONTO-DOMINION BANK:

RENIN CANADA CORP. hereby accepts the foregoing offer this ninth day of May, 2022.  The Borrower confirms that, except as may be set out above, the Credit Facilities detailed herein shall not be used by or on behalf of any third party.

/s/ Tim Kuhn Signature	/s/ Elizabeth Skinner Signature

Tim Kuhn – Vice President New Product Development and Customer Service Print Name & Position	Elizabeth Skinner – Chief Financial Officer Print Name & Position

TO THE TORONTO-DOMINION BANK:

RENIN US LLC hereby accepts the foregoing offer this ninth  day of May, 2022.  The Borrower confirms that, except as may be set out above, the Credit Facilities detailed herein shall not be used by or on behalf of any third party.

/s/ Tim Kuhn Signature	/s/ Elizabeth Skinner Signature

Tim Kuhn – Vice President New Product Development and Customer Service Print Name & Position	Elizabeth Skinner – Chief Financial Officer Print Name & Position

cc. Guarantor(s)

The Bank is providing the guarantor(s) with a copy of this Third Amendment as a courtesy only.  The delivery of a copy of this Third Amendment does not create any further obligation of the Bank to provide the guarantor(s) with notice of any changes to the Credit Facilities, including without limitation, changes to the terms and conditions, increases or decreases in the amount of the Credit Facilities, the establishment of new Credit Facilities or otherwise.  The Bank may, or may not, at its option, provide the guarantor(s) with such information, provided that the Bank will provide such information upon the written request of the guarantor.

Receipt acknowledged this ninth day of May, 2022

RENIN HOLDINGS LLC

/s/ Elizabeth Skinner Signature

Elizabeth Skinner – Chief Financial Officer Print Name & Position

The undersigned joins in this Third Amendment (i) to acknowledge, confirm and agree that the BBX Pledge Agreement shall be amended as set forth in the Reaffirmation of Security and Guarantees Section of the Third Amendment and remains in full force and effect, (ii) to acknowledge,  confirm and agree that BBX will make the Third Amendment Equity Injection (as defined in the Third Amendment) into the Borrowers or Holdings in compliance with the terms of the “Equity Injection” Section and other provisions of this Third Amendment, (iii) to acknowledge,  confirm and agree that it will deliver the BBX Subordination Agreement to the Bank and other documents as contemplated hereunder, (iv) to acknowledge,  confirm and agree that BBX will make the Re-Injection (as defined in the Third Amendment) into the Borrowers or Holdings in compliance with the terms of the “Equity Injection” Section and other provisions of this Third Amendment,  (v) to acknowledge,  confirm and agree that the failure to make the Third Amendment Equity Injection or the Re-Injection on the terms set out in this Third Amendment shall result in an Event of Default, (vi) to acknowledge, confirm and agree that it will not enter into, execute or deliver any loan agreement, credit agreement, promissory note or other debt instrument in respect of any Subordinated Shareholder Loan  unless it is an Approved Promissory Note, and it will not amend, restate, modify, supplement, replace or renew any Approved Promissory Note without the prior written consent of the Bank, and (vii) to acknowledge, confirm and agree that it will not accept payment from the Borrowers or Holdings of any Distribution not permitted by the terms of the Loan Agreement.

In providing the acknowledgments,  confirmations and agreements referred to above, BBX agrees that it fully and unconditionally waives any and all guarantor defences that might be applicable to or claimed by BBX in any action taken by the Bank against BBX to enforce the acknowledgments,  confirmations and agreements referred to above, or any other covenant, agreement or security.

Dated the ninth day of May, 2022.

BBX CAPITAL, INC.

/s/ Brett Sheppard Signature

Brett Sheppard – Chief Financial Officer Print Name & Position